Exhibit 99.3
Pulmonx Corporation
RSU Award Grant Notice
(Inducement Grant Outside of the 2020 Equity Incentive Plan)
Pulmonx Corporation (the “Company”), as an inducement material to you (the “Participant”) in entering into employment with the Company, has awarded to you the number of restricted stock units specified and on the terms set forth below (the “RSU Award”). Your RSU Award is granted outside of the Company’s 2020 Equity Incentive Plan (the “Plan”), but is subject to all of the terms and conditions as set forth therein as if it had been granted under the Plan, and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	Mehul Joshi
Date of Grant:	May 6, 2024
Vesting Commencement Date:	May 6, 2024
Number of Restricted Stock Units:	125,870
Vesting Schedule:     25% of the Restricted Stock Units subject to the RSU Award will vest on the Company’s quarterly grant date falling in March 2025, with the remainder of the Restricted Stock Units vesting in equal quarterly installments over the subsequent three-year period, subject to the Participant’s Continuous Service through each applicable vesting date. In addition, Restricted Stock Units and the shares of Common Stock issuable upon the vesting and settlement of the RSU Award shall be subject to the vesting acceleration provisions set forth in the Company’s Severance and Change in Control Plan and related participation agreement.

Issuance Schedule:     One share of Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Exhibit 99.3

PULMONX CORPORATION		PARTICIPANT:

By:
	Signature		Signature
Title:		Date:
Date:

Exhibit 99.3
Pulmonx Corporation
Inducement Grant Outside of the 2020 Equity Incentive Plan
Award Agreement (RSU Award)
As reflected by your Restricted Stock Unit Grant Notice (“Grant Notice”), Pulmonx Corporation (the “Company”) has granted you a RSU Award for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”) as a material inducement to you in entering into employment with the Company in compliance with Nasdaq Listing Rule 5634(c)(4). The terms of your RSU Award as specified in this Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. This RSU Award is granted outside of, but subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) as if it had been granted under the Plan. The shares of Common Stock underlying this RSU Award shall not reduce and shall have no impact on the number of shares available for grant under the Plan. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your RSU Award are as follows:
1.Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). This RSU Award was granted as a material inducement to you in entering into employment with the Company in compliance with Nasdaq Listing Rule 5634(c)(4). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.
3.Dividends. You may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock to be issued in respect of the Restricted Stock Units covered by your RSU Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Units and shall be paid at the same time that the corresponding shares are issued in respect of your vested Restricted Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Common Stock, then you will automatically be granted a corresponding number of additional Restricted Stock Units subject to the RSU Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Restricted Stock Units subject to the RSU Award with respect to which the Dividend Units relate.
4.Withholding Obligations
(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the RSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service

Exhibit 99.3
Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this RSU Award, including, but not limited to, the grant or vesting of the RSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means:
(i)causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company;
(ii)withholding from any compensation otherwise payable to you by the Company or the Service Recipient;
(iii)withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee;
(iv)permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or
(v)any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
(d)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by

Exhibit 99.3
the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award.
5.Date of Issuance.
(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each vested Restricted Stock Unit. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and
(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6.Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
7.Corporate Transaction. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8.No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
9.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Exhibit 99.3
10.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.